EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Fidelity & Guaranty Life Holdings, Inc.:

We consent to the use of our report dated April 26, 2011, with respect to the consolidated balance sheets of Fidelity & Guaranty Life Holdings, Inc. and subsidiaries (the Company) as of December 31, 2010 and 2009, and the related consolidated statements of operations, changes in shareholder’s equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2010, incorporated by reference in this registration statement on Form S-3 and to the reference to our firm under the heading “Experts” in the prospectus.

Our report dated April 26, 2011 contains an explanatory paragraph that states that as discussed in Note 2 to the consolidated financial statements, the Company changed its method of accounting for other-than-temporary impairments in 2009 and for the fair value measurement of financial instruments in 2008.

\s\ KPMG LLP

Baltimore, Maryland
August 26, 2011